Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statement of Ambac Financial Group, Inc., on Form S-8 pertaining to the 2024 Incentive Compensation Plan of Ambac Financial Group, Inc. of our report dated August 2, 2024, with respect to the consolidated financial statements of Beat Capital Partners Limited as of and for the years ended December 31, 2023 and 2022, included in Ambac Financial Group, Inc.’s Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission on August 2, 2024.
/s/ Ernst & Young LLP
London, United Kingdom
August 9, 2024